Exhibit 99.2

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT BIG - Q2 2013 Big Lots, Inc. Earnings Conference Call EVENT DATE/TIME: AUGUST 30, 2013 / 12:00PM GMT
OVERVIEW:
BIG reported 2Q13 consolidated net sales of $1.226b and consolidated adjusted income from continuing operations of $17.7m or $0.31 per diluted share. Expects FY13 consolidated adjusted diluted EPS from continuing operations to be $2.80-3.05, 4Q13 consolidated diluted EPS from continuing operations to be $2.05-2.15 and 3Q13 consolidated loss per diluted share from continuing operations to be $0.05-0.13.

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AUGUST 30, 2013 / 12:00PM, BIG - Q2 2013 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots, Inc. - Director of IR
Tim Johnson Big Lots, Inc. - CFO & SVP
David Campisi Big Lots, Inc. - President & CEO

CONFERENCE CALL PARTICIPANTS
Patrick McKeever MKM Partners - Analyst
Matthew Boss JPMorgan - Analyst
Meredith Adler Barclays Capital - Analyst
Paul Trussell Deutsche Bank - Analyst
Joe Feldman Telsey Advisory Group - Analyst
Anthony Chukumba BB&T Capital - Analyst
Nathan Rich Citi Research - Analyst
David Mann Johnson Rice - Analyst
Joan Storms Wedbush Morgan - Analyst
Jeff Stein Northcoast Research - Analyst
Laura Champine Canaccord Genuity - Analyst
Dan Wewer Raymond James - Analyst
Morris Ajzenman Griffin Securities - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots second quarter 2013 conference call. This call is being recorded. During the session all lines will be muted until the question-and-answer portion of the call. (Operator Instructions). At this time I would like to introduce today's first speaker, Andy Regrut, Director of Investor Relations. Please go ahead, sir.

Andy Regrut - Big Lots, Inc. - Director of IR

Thanks, Anthony, and thank you, everyone, for joining us for our second quarter conference call. With me here today in Columbus are David Campisi, our CEO and President, and Tim Johnson, Senior Vice President, Chief Financial Officer.

Before we get started I'd like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings, and actual results can differ materially from those described in our forward-looking statements.

All commentary today is focused on adjusted non-GAAP results from continuing operations. For the second quarter, this excludes a non-recurring after-tax benefit of $0.4 million or $0.01 per diluted share associated with the settlement of a store-related legal contingency. Reconciliations of GAAP to non-GAAP adjusted earnings for both this year and last year are available in today's press release.

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AUGUST 30, 2013 / 12:00PM, BIG - Q2 2013 Big Lots, Inc. Earnings Conference Call

This morning T.J. will start the call with an overview of Q2 results and an update on our outlook for fiscal 2013. Then David will provide his insights before taking your questions. So with that, I will turn it over to T.J.

Tim Johnson - Big Lots, Inc. - CFO & SVP

Thanks Andy, and good morning, everyone. For the consolidated company, net sales for the second quarter of fiscal 2013 were $1.226 billion, an increase of 0.6% over last year. Comparable store sales decreased 1.9% for the quarter, which was slightly better than our communicated guidance which called for a 2% to 4% decline.

Adjusted income from continuing operations was $17.7 million or $0.31 per diluted share, compared to our guidance range of $0.17 to $0.27 per diluted share and last year's income from continuing operations of $22.1 million or $0.36 per diluted share.

For our U.S. operations, sales were $1.188 billion, an increase of 0.4% over last year. Comparable store sales for stores open at least 15 months decreased 2.2% compared to our guidance of a 2% to 4% decline.

From a merchandise perspective, our best performing category was Seasonal which comped up mid-single digits. This was particularly encouraging given the weather-related challenges we experienced in the Lawn and Garden and Summer businesses during May and throughout the first quarter of this year.

Furniture had another strong quarter comping up nearly mid-single digits with strength in Mattresses, Upholstery and Ready-to-Assemble items.

Consumables comps were down slightly for Q2 and flattish for the spring season, representing an improvement compared with how we finished Q4 and last fall. Food was down for the quarter but sales trends improved during Q2 which was an encouraging result.

The remaining categories experienced challenges in Q2 as Home along with Hardline and Toys were down single digits while Electronics and Other was down low doubles.

For the second quarter of fiscal 2013, adjusted operating profit dollars from continuing operations for our U.S. business were $35.9 million as our operating rate declined to 3.0% compared to 3.6% last year. As anticipated, our gross margin rate of 39.2% was down 10 basis points over last year with the decline directly attributable to higher markdowns and promotional activity needed to address the weather sensitive categories of Seasonal and Hardlines.

Total adjusted expense dollars were $429 million and the second quarter expense rate was 36.2%, up 50 basis points to last year. Expense deleverage was attributed to the fixed cost of occupancy and depreciation. The balance of the expense structure, which includes our major operations of the business, was essentially flat as a percent of sales to last year despite the negative 2.2% comp for the quarter.

Interest expense was slightly lower than the prior year due to lower average borrowings and lower costs due to our recently extended credit facility which we announced earlier in Q2. Our adjusted U.S. tax rate of 38.7% was down slightly from last year's rate of 39.1%.

In total, our U.S. business reported adjusted income from continuing operations of $21.5 million, or $0.37 per diluted share. This compares favorably to our guidance of $0.27 to $0.32 per diluted share and last year's result of $0.42 per diluted share.

From a real estate perspective, we opened 13 new stores in the U.S. and closed four in the second quarter, leaving us with 1,514 stores and total selling square footage of 33.1 million.

Now turning to Canada, sales were $37.9 million, an increase of 8.2% compared to the $35 million we reported for the second quarter last year. Comparable store sales increased 8.3%. Sales results were consistent with our guidance. During the quarter we experienced favorable results in our Big Lots stores in Canada. Our new store, opened in April, displayed continued strength, and during Q2, we rebranded our first two stores from LW to Big Lots, and comps during June and July were encouraging.

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AUGUST 30, 2013 / 12:00PM, BIG - Q2 2013 Big Lots, Inc. Earnings Conference Call

Our net loss of $3.8 million or $0.07 per diluted share was in line with our guidance which called for a net loss of $3 million to $6 million, or $0.05 to $0.10 per diluted share and compares to last year's result of a $3.3 million loss or $0.05 per diluted share. From a stores perspective, we ended Q2 with three Big Lots stores and 76 Liquidation World or LW stores in Canada.

Moving on to the balance sheet, inventory ended the second quarter of fiscal 2013 at $914 million compared to $881 million last year. The growth in inventory was driven by an increase in store count and a 1% increase in inventory per store.

We ended the quarter with $64 million of cash and cash equivalents and $142 million of borrowings under our credit facility. This compares to $62 million of cash and cash equivalents last year and $243 million of borrowings under our credit facility.

Capital expenditures for the second quarter totaled $34.4 million compared to $42.4 million last year, and on a year-to-date basis, CapEx totaled $51.7 million versus $60.7 million a year ago.

Turning to guidance, as many of you know, Q3 is somewhat of a transitional quarter for Big Lots and most retailers, as we incur inventory costs and set up for holiday, ahead of a spike in sales in Q4 for the November/December timeframe.

For Q3, we are forecasting results from our U.S. operations to be in the range of income of $0.02 to a loss of $0.03 per diluted share, compared to a loss from continuing operations of $0.03 per diluted share in the third quarter of fiscal 2012. This estimate is based on comparable store sales in the range of flat to minus 2%, a higher gross margin rate, and expenses as a percent of sales which are expected to be flat to slightly higher than last year.

The improvement in the margin rate is a function of the lower markdown rate and expected improvements in merchandise mix. The potential for deleverage and expenses is a function of our flat to minus 2% comp expectations as expenses on a per store basis are forecasted flat to up only slightly.

In Canada, third quarter sales are expected to be in the range of $40 million to $43 million resulting in a net loss in the range of $4 million to $6 million or $0.07 to $0.10 per diluted share. This compares to sales of $39 million in the third quarter of fiscal 2012 which resulted in a net loss of $4.3 million, or $0.07 per diluted share.

And for the consolidated Company, for the third quarter of fiscal 2013, we are forecasting a loss from continuing operations in the range of $0.05 to $0.13 per diluted share, compared to a loss of $0.10 per diluted share for the third quarter of fiscal 2012.

For our U.S. business and Q4, we are forecasting income from continuing operations in the range of $2.02 to $2.12 per diluted share, compared to income from continuing operations of $2.08 per diluted share in the fourth quarter of fiscal 2012. This forecast assumes comps in the range of flat to up 2%, improvements in the gross margin rate, and expenses as a percent of sales flat to slightly up to last year.

The improvement in the margin rate anticipates a lower markdown rate and improvements in merchandise mix, and expenses as a percent of sales could increase slightly based on potential bonus payouts this year, compared to no payouts in the prior year.

In Canada, fourth quarter sales are expected to be in the range of $50 million to $55 million. At this level of sales, we anticipate our operating results will be in the range of breakeven to a $3 million operating profit for the all-important holiday quarter. This translates to a range of breakeven to $0.05 per diluted share. This range compares to sales of $48.6 million in the fourth quarter of 2012 which resulted in a slight profit.

For the consolidated company, income from continuing operations is estimated to be in the range of $2.05 to $2.15 per diluted share, compared to $2.09 per diluted share for the fourth quarter of fiscal 2012.

Our updated outlook for the full year of fiscal 2013 calls for adjusted consolidated income from continuing operations to be in the range of $2.80 to $3.05 per diluted share. This compares to fiscal 2012 adjusted consolidated income from continuing operations of $2.99 per diluted share. We expect this level of financial performance will generate approximately $175 million of cash flow.

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AUGUST 30, 2013 / 12:00PM, BIG - Q2 2013 Big Lots, Inc. Earnings Conference Call

For our U.S. operations, we estimate adjusted income from continuing operations for the full year of 2013 to be in the range of $3.05 to $3.20 per diluted share. This compares to our 2012 adjusted income from continuing operations of $3.21 per diluted share. Our updated guidance is based on total sales in the range of flat to plus 1% and comparable store sales flat to down slightly.

We estimate the adjusted operating profit rate for the U.S. operations for 2013 will be down slightly to last year, principally due to flat to slightly negative comps as well as the 53rd week in the retail calendar in fiscal 2012. The adjusted gross margin rate for fiscal 2013 is expected to be up slightly and expenses as a percent of sales are expected to increase in this model with the entirety of the increase and more coming from higher depreciation, occupancy costs, and an expected higher bonus expense.

Filling out the rest of the U.S. P&L for 2013, we expect net interest expense of approximately $3 million and the effective income tax rate is forecasted to be in the neighborhood of 39%.

For our Canadian operations, for fiscal 2013, we now expect sales to be in the range of $165 million to $173 million with a net loss in the range of $9 million to $14 million, or $0.15 to $0.25 per diluted share. Now over to David for his insights on the business.

David Campisi - Big Lots, Inc. - President & CEO

Thanks, T.J., and good morning everyone. With my first full quarter of business behind me now I want you to know I'm extremely excited and even more convinced of the growth opportunities for Big Lots over the long-term. The team has been very open and honest with me about what is working and what is not and what the opportunities are as they see them. I have met hundreds of associates here in Columbus in the office as well as in the stores.

And last week we held our companywide Leaders Meeting with both the U.S. and Canadian management teams in attendance. What a great experience and venue to share my thoughts and vision and the opportunity we have to look forward and build a great future for our customers, our associates, and our shareholders.

We have adaptable, flexible and incredibly dedicated teams throughout our organization, and I believe the Company is well positioned for success.

Candidly, a lack of customer-first mentality has hurt the business. The good news is our core customer still loves us. She brags about us and we have a better understanding of who she is and how she shops. Her name is Jennifer, and teaching this group how to see everything we do through the lens of Jennifer has been amazing. I am confident developing a new mentality to focus on her in all facets of our business will pay off and begin to drive positive comps over time.

My relentless focus as CEO has to be the three legs of the stool as I like to call it, merchandising, marketing and stores. It's the juice that drives the bus. I've been impressed with the strength and talent across the support areas of our company -- planning, distribution, finance, HR, etc. -- which allows me to focus my time on driving sales.

Over the last 100 days, as a team, we have walked the stores, all merchandise divisions, probably 50 plus hours in our stores, and we have evaluated each business and each category at a detailed level with the key decision makers. The picture is very clear where we are and what is working and what is not and where we need to go with this strategy.

The differences between major merchandise categories are significant in terms of execution, inconsistent direction, and how we market or communicate to our customer. Briefly, here are some of my observations on the three legs of the stool after 100 days.

From a merchandising perspective, I am not going to go through each category with you and not share specific direction for the future. Frankly, we still have questions to answer and decisions to make. I will let you know I like the major categories we play in. Furniture and Seasonal have been and will be consistent winners. Food and Consumables are not consistent for Jennifer and we can and will do better.

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AUGUST 30, 2013 / 12:00PM, BIG - Q2 2013 Big Lots, Inc. Earnings Conference Call

And finally, Home, Hardlines, and Electronics will be a part of our future but will likely not be executed the same way going forward. So stay tuned, as we have strategy changes or more to share, we will.

Regardless of the category, when you walk the store you will see examples of great value, but you will also see examples of us trying to be everything to everyone. It can be confusing to the customer and, quite frankly, makes the business model more complicated than it needs to be.

"Edit to amplify" is a merchandising strategy you will hear about from me for many quarters and many years to come. It is important to understand "edit to amplify" is not a narrow and deep strategy, it is a strategy that edits categories or classifications where we are not top of mind with Jennifer and amplifies or provides additional resources, either inventory or lineal footage, to businesses where we are winning or we are known for by our customer base.

A good example might be jewelry or watches. Are we really known for this category? Do we need to be in this category year round or solely on certain holidays? Could we use this space for something we are becoming known for like Electronic accessories, earphones, earbuds or data storage? This is one small example but there are many others.

We must look at the store and think across categories with Jennifer in mind. We must amplify those businesses we are known for and winning at in our stores.

Next, I would like to talk about our resources, both quantity and quality. This topic is at the top of my list of priorities, particularly in merchandising and planning areas. For a number of years, the company has been very diligent and frugal on headcount and resources, some might say to a detriment. I am absolutely convinced there is an opportunity to add talent and drive sales and add better training and onboarding processes to develop our associates and lower our risk in the event we have turnover or transition.

Additionally, how we source or allocate our inventory is another big picture topic. Closeouts are an important part of our heritage, but if a closeout is not a meaningful brand or an item or category we are known for, it can be lost with the customer, lost in the store, and not a good use of our cash. Our buyers should not be purchasing closeouts to hit a specific target or because we think we have to buy every deal.

Again, thinking through Jennifer's lens, she wants quality, tasteful branded merchandise at great values. She does not necessarily know how or where we source product or whether it is a closeout or a never out. She knows what she likes and she wants great value.

Please don't misinterpret this to mean we are walking away from closeouts, we are not. We have an opportunity to provide more consistency for Jennifer through how we source our goods, and at the same time, we can still provide her with surprises in every aisle, every day. And by the way, more consistency to Jennifer applies not to just Food and Consumables but also Home, Hardlines, and even some of our smaller classifications.

Similar to the opportunities in merchandising, our marketing efforts have not evolved, nor have they kept up with the competition. Our marketing has to be ownable with a consistent brand message well into the future. Our marketing message also has to be easy to understand. A good example of that is our new Rewards program set to rollout in October. It is simple and easy to understand and offers more frequent rewards for a broader cross-section of our loyal shoppers.

Today, Jennifer gets her information from a number of sources, but she is becoming increasingly more dependent on social and online forms of media. As we all know, merchandise content drives marketing efforts for retailers. So, as one gets better, both get better. Going forward, a growing rate of our advertising spend will go to social and e-commerce as other forms of spending are likely to decline.

In terms of e-commerce, we have engaged one of the leading retail consulting firms to help us develop a strategy and identify resource needs to be successful in the space. We will spend the fall season working on the details of the plan and be ready for 2014.

The third leg of the stool is the stores. As part of our store walks, we brought each regional Vice President to Columbus to participate and learn how to teach and train their teams differently, covering every aisle with their teams, not just race tracking or walking the perimeter or the drive aisles -- seeing the store in the way our customer sees the store.

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AUGUST 30, 2013 / 12:00PM, BIG - Q2 2013 Big Lots, Inc. Earnings Conference Call

Today, our operational execution store to store is inconsistent and the group learned how to see the store through Jennifer's eyes, from ticketing to signage and in-store communication, to how our people provide friendly customer service and a clean store. I started my commentary with Jennifer and the customer, so I'm not going to bring it back full circle to close with the customer.

Near-term -- I am going to bring it back -- I'm sorry, talking about the near-term, there are some very exciting results from our testing I want to share. Tests focused on meeting Jennifer's needs and desires while driving traffic and sales to our stores.

First, we reported on our last call 75 stores in five markets were testing coolers and freezers. The goal of the test was to offer the necessary assortment of food-related items and classifications of merchandise which would position us towards becoming SNAP eligible. Good news, our test has been successful. It is driving higher transactions, higher sales, and introducing new customers to our stores.

It is a profitable model, and earlier this week, we discussed with our Board what a rollout program looks like for the next couple of years. We believe this removes a barrier to entry for our customers who would like to shop our stores on a regular basis. This is a win for our customer.

A new test in Q2 which we have discussed involves Furniture financing. Today, we offer a private label credit card program through one of the major banking institutions. The bank card program has a very low acceptance rate and we believe puts us at a disadvantage compared to other more aggressive furniture or rent-to-own retailers.

In June, we began testing a new, different financing vehicle through a third-party financing Company. The test results have been very encouraging, driving incremental sales and a Furniture basket nearly three times our current Furniture transaction size. This program is high on our list of priorities and resource needs, and we are hopeful to be in position to expand the program as early as possible in 2014, another win for our customer.

Another test which began in Q2 revolves around urban locations. As a reminder, in these locations we reworked the store layout to expand the presence and consistency of product flow of Consumables and Food, including coolers and freezers, while downsizing other merchandise categories which might not be as relevant to a customer living in an urban setting.

The process of changing the store was not as extensive as a full market remodel or as cost or capital intensive. We intend to allow this test to run for another quarter before passing judgment, but two elements are very clear. First, further validation that coolers and freezers are exciting to our customer; and secondly, we have experienced some good learnings on expanding Food and Consumable assortments, learnings which may apply to the chain, not just the urban locations.

The final testing initiative I want to update you on is our full market remodel test. Here the results are not as consistent as the results I just covered for you. We continue to track our two test markets from last year, Miami, Florida and the Modesto/Fresno area in Northern California. Miami continues to do extremely well; in fact, it was one of the best performing districts in the Company to finish 2012 and in the spring of 2013. Modesto appears to be okay but not to the same degree as Miami.

We have started the work on three test markets for 2013 located in Florida, California and the Tennessee/Virginia area. The work for these stores is occurring as planned with Tennessee completed, the Tampa market re-grand opening this Labor Day weekend and our San Francisco market deep into the remodel efforts. Once again, we will continue to provide updates as the test progresses.

Generally speaking, I like what remodeling a market can do for Jennifer and for our brand, but I would like to feel a bit more comfortable with the sales lifts and financial returns before we extend a program like this much further.

So, in summary, the last 100 plus days have been extremely exciting and a lot of good work and understanding has been accomplished. I believe we will see our business slowly start to improve in the second half of this year as improvements in product and a higher level of energy towards customer focus starts to cascade throughout the organization.

We have a number of positives ready as we move into 2014 and the entire leadership team is committed to delivering a new strategic plan for the next three years with a renewed focus on the customer, our associates and our shareholders. So with that I will now turn the call back over to Andy.

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AUGUST 30, 2013 / 12:00PM, BIG - Q2 2013 Big Lots, Inc. Earnings Conference Call

Andy Regrut - Big Lots, Inc. - Director of IR

Thanks, David. Anthony, we would now like to open the lines for questions at this time.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Patrick McKeever, MKM Partners.

Patrick McKeever - MKM Partners - Analyst

Just going back to the cooler -- the frozen and refrigerated food test. Can you just talk through some of the numbers there? How many stores are now on the test? And maybe give us a little additional color on the traffic and ticket impact and whatnot.

Tim Johnson - Big Lots, Inc. - CFO & SVP

Yes, Patrick, it's T.J., I will start and then if David wants to chime in from a merchandising perspective. But at a real high level, we have got 75 stores identified in the test markets, five markets, as you know, across the country, so we had a pretty representative sample. In those test markets we are seeing a lift in comps and that lift in comps is coming solely from transactions, which was the goal of the test, you will recall. So we feel very good about that outcome.

The basket size in a traditional I guess cooler or SNAP basket is slightly lower than our Company average, but still in -- I will call it in the low 20s, so we are encouraged by that as well. We like what it is doing for, again, taking down that barrier to entry in the store. In round numbers the cost was about $30,000 to $35,000 per store in terms of CapEx, and we are comfortable given the sales lift that we're seeing that that is certainly going to pay for itself over the longer term.

We won't go into details of comps versus margin rates versus, etc., etc., on this call, that is something we will talk about at potentially a later date. Again, the good news here is we had a pro forma in place when we put the test in place that says if we hit this we will call that a success, and we will move forward. We reviewed that with the Board this week, and they were as encouraged as we were.

So what we are communicating today is the group internally is working on a rollout plan for the next couple years understanding what our resource needs are and how we balance that against other initiatives in the business to make sure we are prioritizing the right thing for the customer.

Operator

Matthew Boss, JPMorgan.

Matthew Boss - JPMorgan - Analyst

So, can you elaborate on top-line trends as the quarter progressed and particularly performance in August versus the 3Q guidance so far?

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AUGUST 30, 2013 / 12:00PM, BIG - Q2 2013 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - CFO & SVP

Sure, Matt. Q2 the trends or the trajectory was as expected. If you will recall from the last call, we were concerned about the early trends in May and particularly the Memorial Day weekend where, as you will recall, in most markets it could have been 15 degrees or 20 degrees cooler than the prior year, Memorial Day weekend is typically a big, big kickoff for us for Summer and Lawn and Garden merchandise and that business did not happen in May.

June business got incrementally better, and in July, the comps for the month of July were actually essentially flat. So May comps were below the quarter, June comps were in line with the quarter and July comps were essentially flat or better than the quarter number, which was very encouraging to us. So we are sitting here at the end of July saying we are right on trajectory to go into the back half of the year.

Candidly, the first two weeks of August were not as encouraging for us and comps were down to last year. Now, the last week to 10 days, comps are back closer to that flat range. So what you see reflected in our Q3 guidance, Matt, and for others, because I know this is probably a common question out there. What you see reflected in our Q2 guidance is us acknowledging that we have got two different trend results here in August as we start the quarter.

We do understand that as the quarter goes on, obviously our business got more and more challenged last year. So we understand that there is a little bit lower bar out there. But coming out of second quarter, we felt pretty confident going into third and then again the first two weeks of August gave us a little bit of hopefully what plays out to be a head fake, but we are really not sure just yet.

So again, 90 days ago we would have been talking about slightly positive comps in the third quarter. We thought it was prudent to adjust our expectations for third quarter and acknowledge that the early start to August and for some back-to-school was not as robust as we would have liked.

Operator

Meredith Adler, Barclays.

Merideth Adler - Barclays Capital - Analyst

I was wondering if you could talk a little bit about Canada. It does look like earnings per share guidance change was mostly in Canada and maybe talk about what you are seeing there. And is there anything that you are concerned about or it is a new business and it is just developing maybe differently than you expected?

Tim Johnson - Big Lots, Inc. - CFO & SVP

Meredith, you are correct. If you look at our -- the two components of guidance, which we historically have given to you guys we split out Canada and the U.S. since day one in acquisition. If you look at the year for the U.S., the U.S. guidance, we actually narrowed the range slightly and kept the high-end. The beat in Q2 helped us raise the low end and that beat in Q2 candidly funded some of the shortfall in Q3 acknowledging the early trends in August.

From a Canada perspective, Q2 was in line with guidance. However, during the quarter sales did get a little bit softer than we would have expected and into Q3, again acknowledging those trends, Q3 the sales number is lower than we would have been giving 60 or 90 days ago potentially.

We think within the Canadian business there are probably two or three categories where we are not as strong as we would like to be. We've made some changes there both in terms of people and product coming, and we are hopeful through the fall season that starts to get a little bit better. But most of the guidance change in Canada was reflective of acknowledging third quarter trends.

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AUGUST 30, 2013 / 12:00PM, BIG - Q2 2013 Big Lots, Inc. Earnings Conference Call

A fair amount of the fourth quarter business that we do in some of the -- particularly some of the programmed areas of Seasonal and even some of the Furniture areas, there is a fair amount of I'll call it piggybacking; it's kind of the phrase internally of what we do here in the U.S., so that is a data point to get us more comfortable that as the fourth quarter comes, business should start to get a little bit better.

But it is really, to answer your question, acknowledging trends coming out of second, going into third, that we are seeing in the business. David and I actually have a trip scheduled to go up to Canada here in the next few weeks which will give him a better opportunity to kind of assess the second part of your question in terms of the merchandising and the strategy and to meet with some of the buying team.

David Campisi - Big Lots, Inc. - President & CEO

Yes, and I think I might add to that, Meredith, that the team up there has done a very good job with -- the openings of the Big Lots stores have been very well received, and we think there is obviously a bigger opportunity to rebrand or relocate with the Big Lots brand.

So it is very encouraging to see that. I spent some time with that team last week at the Leaders Meeting and I see lots of upside and, as T.J. just said, we will be up there in a few weeks to spend some time in the stores as we did down here walking every aisle and every business.

Operator

Paul Trussell, Deutsche Bank

Paul Trussell - Deutsche Bank - Analyst

I was just hoping you could expand a little bit on some of your comments about the merchandising that you have seen, David, in the stores in your first 100 days. You said certain categories obviously are going to remain a focal point. But if you could talk about a little bit -- you said Home and a couple of the other categories that might see some changes? Thanks.

David Campisi - Big Lots, Inc. - President & CEO

Sure. Sure, Paul. A couple things I guess just to reiterate. When you really dig deep into our Furniture business and you see how strong we are, a very strong team and businesses and categories where we dominate in and things like mattresses where we rank in the top 10 in the U.S. in volume, I see lots of opportunity there to continue to grow that business with a heavier focus on it.

And when I look at Home, I see opportunities there for us to do more cross merchandising with categories with Furniture like area rugs and some of our framed art. The comments on Home are really more about us getting back to the core parts of the business and really getting into what I call ownable classifications of core, core basics. We really have a heavy emphasis on fashion and a lack of emphasis on never outs, more replenished, core basic programs in Domestics and in some of the other areas.

It's very encouraging to see what is happening with the renewed emphasis on tabletop, the business is actually starting to comp up very nicely. But when I get into the kitchen textiles area and some of those businesses there has really been an emphasis on closeouts that, candidly, aren't very good quality and the taste level of it is not very good either. So really working closely with that team and -- in fact I'm meeting with them at noon today to review their spring 2014 buys as well.

When you look at the Hardlines business, Paul, some of the categories that we are looking at that we just aren't a destination for would be -- some of the examples I would give you would be things like power tools and kitchen faucets and some of those categories that I think just aren't meaningful and aren't important to Big Lots.

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AUGUST 30, 2013 / 12:00PM, BIG - Q2 2013 Big Lots, Inc. Earnings Conference Call

And what my strategy there is going to be is to, again, "edit to amplify" and take those dollars and shift it over to the businesses that are more meaningful. Those would just be a few highlights, there are many, many more of those businesses out there like that. But those are some of the key things that I would tell you we are heavily focused on.

Operator

Joe Feldman, Telsey Advisors Group.

Joe Feldman - Telsey Advisory Group - Analyst

Nice quarter today. I wanted to ask -- one question was about getting some more color on where you could maybe add some resources? You had talked about, Dave, in your prepared remarks that there are some areas where you may have been even too lean in the organization. And I was just wanting to understand where you thought that might be and maybe even where progress has been in the past quarter on that front?

David Campisi - Big Lots, Inc. - President & CEO

Yes, that is a good call out, Joe, and a very heavy focus of mine. As I have spent the last 100 plus days really in the stores and in the building with the merchandising and planning group, it is quite obvious that we are running very lean in some of those businesses both on the buying side but equally or more importantly on the -- whether it is the planner side or the allocation side of the business.

And we need to get more eyes onto the details, and I think that there is tremendous upside on the top-line as we navigate through what our needs are. As an example, you have one planner and I think it is four or five buyers in the Food area, so you have got one planner in that area managing that many classifications and that many businesses. And that business, as you guys well know, is upwards of $800 million. It just doesn't work.

And there are too many misses that take place and I refer to these things as saw tooths, where we -- one week we are up double-digits, the next week we are not. And I believe firmly that a lot of that is because we don't have the -- not just the talent, but we don't have enough people looking at these businesses.

So throughout the entire organization and, candidly, we will be looking at adding GMM's back into the building as well. A company of our size cannot operate without general merchandise managers that have a strategic point of view about their businesses. So as -- over the next 60, 90 days, we will be making some changes in the organization and adding some folks in there.

And candidly, when you think about, okay, well where are the dollars going to come from? Well, we've spent a lot of money over the last, I don't know, five or six years -- T.J. can correct me if I am wrong -- but spending a lot of money with outside consulting firms working on merchandising and marketing strategies where none of these things got executed.

And whether the ideas were good or bad it is clearly an opportunity for us to shift those dollars into the talent and the building so we can actually execute. Because as you guys well know, it is very simple to put a strategy on paper, but that is 1/12 of the work that needs to be done, the execution piece is the other 11/12.

So that is really what we're talking about -- adding some GMM's into the building and then adding some people into planning and allocation and potentially replenishment. Because when you look at our replenishment or what we call our NVOs, it is the strongest part of our business and the fastest turning piece of our business.

So we continue to look at that and we will continue to shift some of our SKU count from never -- or in and outs, I'm sorry, to never outs. And that requires additional headcount and talent in the building.

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AUGUST 30, 2013 / 12:00PM, BIG - Q2 2013 Big Lots, Inc. Earnings Conference Call

Operator

Anthony Chukumba, BB&T Capital Markets.

Anthony Chukumba - BB&T Capital - Analyst

Just had another question related to Canada. You mentioned the rebranding efforts and getting a nice comp lift there. I guess I was just wondering first off, what is the cost involved with rebranding from LW to Big Lots? Second off is just kind of changing that signage, are there other changes that you'd make in the store? And third off, what is your -- what are you thinking in terms of timing on rebranding I guess all the stores or a significant portion of the stores? Thank you.

Tim Johnson - Big Lots, Inc. - CFO & SVP

Anthony, it's T.J. I guess we have rebranded two, so it's -- to give you a cost of two stores I think is probably not representative of what it could look like if we were to do more. So I don't want to go down that path because, candidly, one of the stores that was rebranded was one of the most recent store openings before we purchased the Company. So that number is going to be obviously not representative of some of the stores that might be older or in more need of work.

I think it is fair to say we need to understand better, now two years into this, kind of the composition of how many stores ought to be Liquidation and LW stores versus Big Lots stores based on these most recent results. And that's a portion of the reason why David and I will be going up to Canada to meet with Joe and his team. Obviously, the other portion of that visit is so David can get a very clear understanding of the merchandising strategy and efforts on presentation in the store.

So I hope that answers your question, Anthony. But I guess the takeaway for us anyway is the three stores under the Big Lots name in Canada have been very well received by the customer and now it's on to an evaluation of the balance of the chain as well as the merchandising strategy from David's eye is that how he sees things kind of going forward looking at it coming in new to the strategy.

Operator

Nathan Rich, Citi.

Nathan Rich - Citi Research - Analyst

David, can you provide some more color on who Jennifer is and how she shops the store? And also what the opportunity is to increase her loyalty to Big Lots?

David Campisi - Big Lots, Inc. - President & CEO

Sure. First of all, we did a lot of research both externally and internally. A lot of the demographics come from our Buzz Club Rewards program as well as using data from Orbit and Simmons. And what the whole focus on Jennifer is again, we just had our Leaders Meeting, and we introduced Jennifer on stage as meet the new boss.

And again, this is about focusing in on a woman who is 25 to 54 years old, the data told us her average age is 42, 56% of our customers are married, 51% of them have kids at Home. And so on that household income range, annual household income is a pretty broad range of between $30,000 and $100,000 with the average household income of $54,000.

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AUGUST 30, 2013 / 12:00PM, BIG - Q2 2013 Big Lots, Inc. Earnings Conference Call

And obviously there are more demos on percent Caucasian, African-American, Hispanic, etc. But the real focus here, guys, is to get both our stores and our corporate office, which I have always believed in retail today is where the consolidation of retail is taking place and you have a centralization of buying, you lose focus on who you work for, and that's Jennifer. And Jennifer -- the name really came from the most popular name in our Buzz Club Rewards program as we ranked them.

And we also have the other side of that coin as the customer. We haven't forgotten about the guy -- his name is Chris. But candidly, Jennifer controls 85% of the household spend. And there is lots of other data that I could share with you and I won't go into detail, but we certainly want everybody in our Company from the DC's to our stores to the corporate office to be focused on only one thing and that is seeing everything through the eyes of Jennifer.

And it is amazing what you see and what you learn when instead of merchandising -- and I can just give you a little bit more color. Back to one of the questions I think came from Paul was we merchandise things the way we buy them.

As an example, we will put screwdrivers in three different locations in the same gondola around our paintbrushes or many, many other examples in the Electronics area as well. As well as other businesses because part of it we buy as an in and out, part of it is a closeout, part of it is a never out.

That is not how the customer shops. So she doesn't care how we buy it and those are the significant shifts in a significant paradigm shift that is taking place as we speak. And I can't overemphasize how exciting it is to see our people when I meet with the merchants and our stores, guys, everything they talk to me about is Jennifer says or Jennifer this. And it is contagious and I think it's going to deliver over time positive comps again.

Operator

David Mann, Johnson Rice.

David Mann - Johnson Rice - Analyst

David really appreciate the details of the strategy as it's coming together. Question, as you talk about this "edit and amplify" strategy, can you give some sense on how you see that impacting gross margin over time in the sense that it is a lot of your discount competition has gone more towards coolers where you're clearly having some success that's put pressure on margins. I'm curious, how do you see the longer-term gross margin here and how do you manage to that given all the changes you are planning on putting in place?

David Campisi - Big Lots, Inc. - President & CEO

That is a good question, David. I would tell you that I don't think we're going to see any margin erosion significantly as we roll out the cooler/freezer program. Again the businesses of Food and Consumables penetrate about 30% of the business. You might see a little uptick in Food, but we certainly have plenty of triggers in those categories. It is a very high closeout part of our business with some surprising incredible values in that category, but some really, really good gross margin as well.

As far as the "edit to amplify", candidly, the focus there is again where do we win? Where are the categories that are ownable and winnable and where do we win today? And in a lot of cases those are high-margin businesses. So as we continue to expand those categories or businesses and edit some of the other businesses, that quite honestly, the ones I'm really focused on, are actually lower margin. And so we will shift some of those dollars into higher margin.

But again, the strategy isn't -- we just finished part one of part three on our strategic planning process and as the team moves through the next two to three months we will be able to move to part two and it will be much clearer what that operating plan will look like matched up to the merchandising strategies. But I don't see any significant erosion to gross margin.

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AUGUST 30, 2013 / 12:00PM, BIG - Q2 2013 Big Lots, Inc. Earnings Conference Call

If anything -- and we will make the right decisions. If there is a business opportunity out there that has tremendous upside on the top line and we have to give up a little bit of rate to get those gross margin dollars, we will make that decision. And those are the types of things that my team is very focused on.

And T.J. can add to that, that we work very closely with Lisa Bachmann and John Martin. Lisa, our Chief Operating Officer who has the planning side of the business, and John as our chief merchant, and T.J. and I on making those decisions that if it makes sense for the business and we see significant upside in gross margin dollars, we will go after it.

Operator

Joan Storms, Wedbush.

Joan Storms - Wedbush Morgan - Analyst

I had a question on the merchandising transition, and you talked about sort of in the third quarter in the past how that is transitional for you. And every year you sort of change things up a little bit. Can you talk about sort of back-to-school? Previously you had thought potentially the merchandise was a little bit better, but now there has been some mixed results in August and then the fall harvest, and then your transition into holiday and what the plans are there?

David Campisi - Big Lots, Inc. - President & CEO

Sure. A good question, Joan. I would tell you that back-to-school -- and I know you guys have heard some guidance from a lot of other retailers -- got off to a slow start in a lot of key categories for a lot of retailers including things like backpacks and some of the back-to-college categories. I would tell you, though, later in August those businesses are starting to move in a positive trend, and I think, again, the back-to-school business continues to come later and later.

I had some concerns in Home, again. There's a lot more fashion in the soft side of our Home for back-to-school . And I think that as we move into later third-quarter, really in mid-September and onward, I am very, very encouraged by the significant changes in content that I see moving into the fourth quarter. We still have plenty of work to do there, but I believe that the strategy is starting to come together and a clearer understanding by that team of what the expectations are.

As far as the fall harvest, we have had some success in some of the categories in our stores if you've been out there looking. There is a collection called Glitter & Glisten that is actually performing very well. It is a little early on some of the other businesses, but I'm very encouraged by that.

And again, as you said, the merchandising side of the business is always in flux and it is always a living, working part of the business that changes based on trends and what is happening in the marketplace. So we are very fluid there from the standpoint of being able to react to what we need in the businesses. So feel very good about that and, quite honestly, the bigger stamp on the business happens in, as I said the last call, 2014.

Operator

Jeff Stein, Northcoast Research.

Jeff Stein - Northcoast Research - Analyst

Good morning, David. A question on the cooler program. Can you talk at all about the attach rate you are getting from that incremental customer? Is he shopping the rest of the store or is he just coming in for the Consumables?

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AUGUST 30, 2013 / 12:00PM, BIG - Q2 2013 Big Lots, Inc. Earnings Conference Call

David Campisi - Big Lots, Inc. - President & CEO

Good question, Jeff. I'm going to have T.J. take that because he is a lot closer to the numbers than I am on the tracking of this test.

Tim Johnson - Big Lots, Inc. - CFO & SVP

Yes, Jeff, to date in the test what we are seeing is one level of obviously sales out of the cooler which is encouraging, but the highest attach currently is into the Food area where that customer can use their assistance credits or dollars. That is the biggest attach currently.

Now what we are going to learn over time as we watch these customers, and our best view into the customer is for those customers who with their SNAP purchase are actually signing up for the Rewards program and monitoring that Rewards activity over time. Because, again, when we are attaching to SNAP transactions, we can see what is and that transaction, but we also want to understand when they come into the store, if they come into the store, without using their assistance program.

So what is also encouraging in this result, and David kind of mentioned in his prepared comments, is in our urban locations, primarily on the West Coast where we are testing currently where we have expanded the presence of Food and Consumables to the tune of about 80 or 90 feet in the store, we're actually seeing a stronger result -- or a stronger response to the cooler and freezer transactions and attach rate, so to speak.

So all indications so far for us point towards positive sales and transactions, which was the goal. All indications point towards this can be a profitable way for us to expand our business, which again was the goal. And to date we are having very little difficulty kind of making room for the coolers or we are having very little lost volume in the event that we do need to make room for them.

So, most of the data points are all positive. And as David mentioned, that the win for the customer and the win for our stores' teams frankly that have been asking for this opportunity has been pretty encouraging.

Operator

Laura Champine, Canaccord.

Laura Champine - Canaccord Genuity - Analyst

My question is about gross margins in Q2, which were well ahead of our expectations. T.J., you mentioned in the back half that you expect lower markdowns and a better mix. I am assuming that is what drove the upside in Q2. Can you talk about -- can you quantify those drivers, how much of it was lower markdowns, how much of it was better mix and explain how you got there with the lower markdowns?

Tim Johnson - Big Lots, Inc. - CFO & SVP

Yes, I guess, Laura, if I look to the high end of the range, just speak to U.S. which I think is where your question lies. Our guidance was on the high-end $0.32, we came in at $0.37. The way I would characterize it is probably about $0.01 of that to our own internal models -- $0.01 to $0.015 was the margin rate and the balance was expenses.

In terms of the margin rate, a couple things happening during the quarter. First off, obviously the strength in Lawn and Garden and Summer when it finally did get warm and the strength in fans and air conditioning and outdoor lighting, etc., when it finally did get warm was very encouraging for us and we sold through a lot of product.

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AUGUST 30, 2013 / 12:00PM, BIG - Q2 2013 Big Lots, Inc. Earnings Conference Call

The other piece of upside in terms of the margin rate was obviously from a mix perspective with Seasonal being our leading category, that was a helper. Seeing a little bit of improvement throughout the quarter in Home to our expectations was a helper. On the flipside, the challenges we had in Electronics, which is a lower margin category, actually in a backwards kind of way, helped our rate as well in terms of the volume.

From a markdown perspective though, as David mentioned, working with John and Lisa and their teams we are comfortable, very comfortable that we came out of the spring season clean on Lawn and Garden and Summer. And when you look at it on a cost basis, the inventories are actually down to last year. So that is where we wanted to be.

So again, a little bit better sell-through on Lawn and Garden and Summer helped on the markdown side. And from a mix perspective again Seasonal, which is a higher margin; Home, which saw a little bit of improvement and is higher-margin; and Electronics where we came in a little bit below our expectation, is lower margin. So that all kind of worked together. But again, if you look at the upside to the model that we gave and we look at it internally, about $0.01 or $0.015 of that came in the margin rate and the balance in the U.S. was in expenses.

Operator

Dan Wewer, Raymond James.

Dan Wewer - Raymond James - Analyst

T.J., I just wanted to confirm the third-quarter guidance, I didn't see it in the news release. But were you indicating that a loss of $0.05 to $0.13 consolidated? If so that looks lower than expectations. But it looks like the -- your fourth-quarter estimate you're assuming business is back on track. I was just curious given that we are off to a slower start in 3Q, what gives you the confidence in this fourth-quarter outlook?

Tim Johnson - Big Lots, Inc. - CFO & SVP

Yes, we actually -- our past practice even last year is to make sure that when we give you guidance for third and fourth quarter we actually spell it out in the conference call rather than putting it in the release and leaving a lot of unanswered questions.

So what we spelled-out earlier on the conference call in the prepared remarks was a loss consolidated of $0.05 to $0.13 for the third quarter, again acknowledging August trends were off to a slower start. But the last week to 10 days was better.

What I would also remind you of is in the last year number that I think a lot of models are probably based on, you will recall we had a pretty significant adjustment in terms of stock comp expense that was a favorable or a helper to the last year number. So I can't really speak to each -- the individual models out on the Street; I can speak to internally from our models what changed in the last 90 days.

It was an acknowledgment of early trends in August getting off to a slow start and lowering our expectations internally to a flat to minus 2 comp versus 90 days ago we would have been looking at a slightly positive comp for the third quarter. That is the bulk of the change in the U.S.

From a Canadian perspective, again acknowledging softness in July and early August and adjusting our sales expectations and our inventory buy there as well. And secondarily, we were in transition mode in Canada out of one DC and into another on the West Coast and we incurred some incremental SG&A that needed to be reflected in the third quarter.

So in summary, reflecting an August trend and reflecting some incremental expense in Canada is the bulk of the change to our models internally. I'm not sure how that lines up to what would have been modeled on the Street.

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AUGUST 30, 2013 / 12:00PM, BIG - Q2 2013 Big Lots, Inc. Earnings Conference Call

Dan Wewer - Raymond James - Analyst

How did those three fewer days in the -- between Thanksgiving and Christmas impact your fourth-quarter outlook?

Tim Johnson - Big Lots, Inc. - CFO & SVP

That was baked in our original outlook, Dan, in terms of what would our expectations be. I think David spoke to it earlier, the expectations for fourth quarter is solely based on merchandise content improvements and changes to the mix as you go into the fourth quarter from the third quarter.

Obviously, we have had a lot of success as a business when times were good or when times were even more challenging in our Seasonal and Trim business, that is a big part of our business in fourth quarter and we have every expectation that will improve. It's a small part of the business in third quarter. Furniture has been a strong business for us all year long; we have every expectation that that business will improve in fourth quarter.

Really the trend changes coming out of spring going into third and fourth quarter and leading to the positive comps are really focused in two areas -- Food and Consumables. We think we are in better position today from a content standpoint than we were in spring. And in Home where the expectation is the newness that we will deliver will perform.

Operator

Morris Ajzenman, Griffin Securities.

Morris Ajzenman - Griffin Securities - Analyst

David, thank you for the strategic insight as it relates to merchandising and how you see the Company evolving over the next year or two. I guess the $64,000 question clearly is, how long this repositioning of the Company takes.

And understanding guidance only goes out to the end of calendar 2013, but can you give us a 64,000 foot view of how 2014, not using numbers -- but is 2014 a work in progress as it relates to repositioning the remerchandising the strategies going forward? Will it take a beyond 2014, will we start seeing the fruits of that labor? And then how that plays out also secondarily use of free cash flow generation, which continues to be pretty abundant?

Tim Johnson - Big Lots, Inc. - CFO & SVP

Morris, it's T.J. I will start. I mean 64,000 foot view, that's pretty rare air up there, but I guess we will try to give you what we can. The short answer from a financial standpoint, the finance guys, we do not have a model that we are going to be speaking to for 2014 and beyond.

As David mentioned, collectively as a leadership team we are working on David's version of the strategic plan, recognizing that he has some thoughts and we all have a different focus now in terms of the customer than might have been planned for in the past. So it will change, it will look different from a strategy standpoint.

Having said that, I think we're all motivated to get moving in a very short timeframe. I think we will have a very clear picture of where we want to go coming out of this fall season and I think when we look into early spring and that March/April time frame we will have a much clearer idea of what the strategy is going to look like. And I think our methods of communicating that to you might look differently in terms of potentially hosting something here in Columbus, introducing you to the new team and the new strategy.

So I know that is not going to help you for now adjust your expectations for next year. But please understand we are early on, we are 100 days into the newness of what we are trying to accomplish. And all of that obviously goes directly to the last part of your question which was free cash flow usage.

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AUGUST 30, 2013 / 12:00PM, BIG - Q2 2013 Big Lots, Inc. Earnings Conference Call

I think, again, premature to speak to that other than to say that we will look at all uses of cash, as we always do, with the Board. It was a topic of conversation, as it always is, as recently as this week in the Board meetings. And we'll make good decisions on how to return cash to shareholders over the long-term. But from a merchandising or strategic and marketing standpoint I'll ask David to kind of comment.

David Campisi - Big Lots, Inc. - President & CEO

Yes, thanks, T.J. So, Morris, I would just add to that that, again, that 64,000 feet -- maybe I could take it down to 50,000. But the thing that I would tell you is lots of the things I talked about are happening as we speak. Again, some things you can impact, some things you can't touch. But from the standpoint of the shift in merchandising, one of the biggest things that's taking place that I'm excited about is our field team has really embraced this.

As I said earlier, our regional Vice Presidents were here in Columbus over that 12-week period walking the stores with myself and my team. And they are taking that torch out into the field and making some significant changes in how we present the product to Jennifer.

And while we are doing that we are in the midst of finalizing spring 2014 financial plans at the department level class level. And we are making those changes for 2014 and what businesses we are going to "edit to amplify" and really explode and win in and shifting those dollars where I believe we don't win or we are not meaningful or important to Jennifer.

So, 2014 certainly there will be significant changes in merchandising. And again, I just want you to understand that it is evolving where that three legs of the stool I talked about, you will see some changes in fourth quarter as well and in our approach to talking to Jennifer via our marketing strategy. So lots of excitement, good things to come.

Andy Regrut - Big Lots, Inc. - Director of IR

Okay, Anthony, I think if that's it for today.

Operator

Thank you. Ladies and gentlemen, a replay of this call will be available to you within the hour and will end at 11.59 pm on Friday, September 13, 2013. You can access the replay by dialing toll free U.S. and Canada, 1-888-203-1112 and entering the replay code of 6561929. International callers may dial 719-457-0820 and entering the replay code of 6561929. Ladies and gentlemen, this does conclude today's presentation. Thank you for your participation. you may now disconnect.

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